UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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Netlist, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NETLIST, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 30, 2007

TO OUR STOCKHOLDERS:

We will hold our 2007 annual meeting of the stockholders of Netlist, Inc., a Delaware corporation, on Wednesday, May 30, 2007 at 10:00 a.m., Pacific Time, at our principal executive offices at 475 Goddard, Irvine, California 92618, for the following purposes, which are further described in the accompanying Proxy Statement:

(1)         To elect six directors to our Board of Directors to serve for a term of one year or until their successors are duly elected and qualified; and

(2)         To transact other business as may properly come before the annual meeting or any adjournment thereof.

Our Board of Directors has fixed the close of business on March 31, 2007 as the record date for the determination of stockholders entitled to vote at the meeting or any meetings held upon adjournment of the meeting. Only record holders of our common stock at the close of business on that day will be entitled to vote. A copy of our 2006 annual report to stockholders is enclosed with this notice.

We invite you to attend the meeting and vote in person. If you cannot attend, to ensure that you are represented at the meeting, please sign and return the enclosed proxy card as promptly as possible in the enclosed postage prepaid envelope. If you attend the meeting, you may vote in person, even if you previously returned a signed proxy.

By order of the Board of Directors,
Lee Kim
Vice President, Chief Financial Officer and Secretary

Irvine, California

May 18, 2007

NETLIST, INC.

PROXY STATEMENT

GENERAL INFORMATION

We are sending you this proxy statement in connection with the solicitation of proxies by our Board of Directors, for use at our 2007 annual meeting of stockholders, which we will hold on Wednesday, May 30, 2007 at 10:00 a.m., Pacific time, at our principal executive offices at 475 Goddard, Irvine, California 92618. The proxies will remain valid for use at any meetings held upon adjournment of that meeting. The record date for the meeting is the close of business on March 31, 2007. All holders of record of our common stock on the record date are entitled to notice of the meeting and to vote at the meeting and any meetings held upon adjournment of that meeting. Our telephone number is (949) 435-0025. This proxy statement is being initially distributed to stockholders on or about May 18, 2007.

Whether or not you plan to attend the meeting in person, please date, sign and return the enclosed proxy card as promptly as possible, in the postage prepaid envelope provided, to ensure that your shares will be voted at the meeting. You may revoke your proxy at any time prior to its use by filing with our secretary an instrument revoking it or a duly executed proxy bearing a later date or by attending the meeting and voting in person.

Unless you instruct otherwise in the proxy, any proxy that is not revoked will be voted at the meeting:

•       For each nominee to our Board of Directors; and

•       As recommended by our Board of Directors, in its discretion, with regard to all other matters as may properly come before the annual meeting or any adjournment thereof.

Voting Information

Our only voting securities are the outstanding shares of our common stock. At the record date, we had approximately 19,644,487 shares of common stock outstanding and approximately 47 stockholders of record. Each stockholder is entitled to one vote per share on each matter that we will consider at this meeting. Stockholders are not entitled to cumulative votes. Brokers holding shares of record for their customers generally are not entitled to vote on some matters unless their customers give them specific voting instructions. If the broker does not receive specific instructions, the broker will note this on the proxy form or otherwise advise us that it lacks voting authority. The votes that the brokers would have cast if their customers had given them specific instructions are commonly called “broker non-votes.” If the stockholders of record present in person or represented by their proxies at the meeting hold at least a majority of our shares of common stock outstanding as of the record date, a quorum will exist for the transaction of business at the meeting. Stockholders attending the meeting in person or represented by proxy at the meeting who abstain from voting and broker non-votes are counted as present for quorum purposes.

Votes Required for Proposals

Directors are elected by a plurality of the votes cast, which means that the six nominees with the most votes will be elected. As a result, withholding authority to vote for a nominee and broker non-votes with respect to the election of directors will not affect the outcome of the election of directors.

Proxy Solicitation Costs

We will pay for the cost of preparing, assembling, printing and mailing these proxy materials to our stockholders, as well as the cost of soliciting proxies relating to the meeting. We may request banks and brokers to solicit their customers who beneficially own our common stock listed of record in names of nominees. We will reimburse these banks and brokers for their reasonable out-of-pocket expenses regarding these solicitations. Our officers, directors and employees may supplement the original solicitation by mail of proxies by telephone, facsimile, e-mail and personal solicitation. We will pay no additional compensation to our officers, directors and employees for these activities.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

At the meeting, you will elect six directors to serve until the 2008 annual meeting of stockholders or until their respective successors are elected and qualified. Four of the six directors have been determined to be independent under the listing requirements of The Nasdaq Global Market. Please see the section titled “Director Independence” below for more information. The Nominating and Corporate Governance Committee of our Board of Directors has recommended, and our Board of Directors has nominated, Chun Ki Hong, Nam Ki Hong, Thomas F. Lagatta, Alan H. Portnoy, David M. Rickey and Preston Romm for election as directors. All of these individuals are currently members of our Board of Directors. Each nominee has consented to being named in this proxy statement as a nominee and has agreed to serve as a director if elected.

Unless the proxy indicates otherwise, the persons named as proxies in the accompanying proxy have advised us that at the meeting they intend to vote the shares covered by the proxies for the election of the nominees named above. If one or more of the nominees are unable or not willing to serve, the persons named as proxies may vote for the election of the substitute nominees that our Board of Directors may propose. The accompanying proxy contains a discretionary grant of authority with respect to this matter. The persons named as proxies may not vote for a greater number of persons than the number of nominees named above.

No arrangement or understanding exists between any nominee and any other person or persons pursuant to which any nominee was or is to be selected as a director or nominee. Except for Chun Ki Hong and Nam Ki Hong, who are brothers, none of the nominees has any family relationship with any other nominee or with any of our executive officers.

The Board of Directors recommends a vote FOR the election of each of the named nominees as directors.

Information Concerning Members of Our Board of Directors

Name	Age	Position
Chun Ki Hong	46	President, Chief Executive Officer and Chairman of the Board
Nam Ki Hong	43	Director
Thomas F. Lagatta	49	Director
Alan H. Portnoy	61	Director
David M. Rickey	51	Director
Preston Romm	53	Director

Chun Ki Hong has been our President and Chief Executive Officer since our inception, and assumed the title of Chairman of the Board in January 2004. From September 2000 to September 2001, Mr. Hong served as President and Chief Operating Officer of Infinilink Corporation, a DSL equipment company.

Mr. Hong assisted us on a part-time basis until his departure from Infinilink, at which time he assumed full-time responsibilities with us. From July 1998 until September 2000, Mr. Hong served as Executive Vice President of Viking Components, Inc., a memory subsystems manufacturing company. From November 1997 to June 1998, he was General Manager of Sales at LG Semicon Co., Ltd., a public semiconductor manufacturing company in South Korea. From April 1992 to October 1997, Mr. Hong served as Director of Sales at LG Semicon America, Incorporated, a subsidiary of LG. From December 1983 to March 1992, Mr. Hong held various management positions at LG subsidiaries in South Korea. Mr. Hong received his B.S. in economics from Virginia Commonwealth University and his M.S. in technology management from Pepperdine University’s Graduate School of Management.

Nam Ki Hong, who is the brother of our President, Chief Executive Officer and Chairman of the Board, Chun Ki Hong, has served as a member of our Board of Directors since March 2004. Mr. Hong has served as Chairman of the board of directors of Northpoint Investment Partners, Pte. Ltd., a private investment firm based in Singapore, since September 2003. From September 2000 to November 2002, he served as Executive Director of Morgan Stanley & Co. International Ltd., Seoul Branch. From June 1998 to August 2000, he served as a First Vice President of Merrill Lynch International Inc., Seoul Branch. From September 1994 to May 1998, he served as a Vice President and portfolio manager of J.P. Morgan Investment Management Inc., based in Singapore. Prior to joining J.P. Morgan, Mr. Hong was as an equity research analyst of J. Henry Schroder Wagg & Co. Ltd., in Seoul. Mr. Hong holds a B.S.E. in chemical engineering from Princeton University and an M.B.A. from Columbia University. Mr. Hong is a Chartered Financial Analyst.

Thomas F. Lagatta has served as a member of our Board of Directors since January 2006. Mr. Lagatta has served as Senior Vice President of Worldwide Sales for Broadcom Corp. since June 2006. Prior to that, he had served as the Enterprise Computing Group’s Senior Vice President and General Manager since 2003. He joined Broadcom in 2002. Prior to that, Mr. Lagatta served as Vice President and General Manager of Anadigics, Inc., a semiconductor manufacturer. Before Anadigics, Mr. Lagatta served as Vice President of Business Development at Avnet, Inc. Prior to Avnet, Mr. Lagatta served in various senior management and technical positions for over 11 years at Symbios Logic, a storage systems company. Mr. Lagatta received a B.S.E.E. from Ohio State University and an M.S.E.E. from the University of Southern California.

Alan H. Portnoy has served as a member of our Board of Directors since March 2004. Mr. Portnoy has served as President of Macronix America, Inc., since May 1996. From June 1995 to April 1996, he served as Managing Director for PNY Electronics, Inc., a memory module manufacturer. Mr. Portnoy was the Chief Operating Officer of LG Semicon America from 1988 to 1994, a Vice President for General Instruments Corporation from 1987 to 1988, a Senior Vice President for Silicon Systems from 1981 to 1987, and a Vice President for Macrodata Corporation from 1975 to 1980. Mr. Portnoy began his career with Fairchild Semiconductor. Mr. Portnoy presently serves on the board of directors of Macro-Port, Inc. Mr. Portnoy received his B.S. in electrical engineering from the Rensselaer Polytechnic Institute and his M.S in Industrial Administration from Carnegie-Mellon University.

David M. Rickey has served as a member of our Board of Directors since March 2004. Mr. Rickey served as Chairman of Applied Micro Circuits Corporation, or AMCC, from August 2000 to March 2005 and as the President and Chief Executive Officer from February 1996 to March 2005. From 1993 to 1995, he served as the Vice President of Operations of AMCC. During his time away from AMCC, Mr. Rickey served as the Vice President of Operations of NexGen, Inc. For eight years beginning in 1985, Mr. Rickey was employed by Northern Telecom, Inc. Mr. Rickey began his career at International Business Machines Corporation. Mr. Rickey presently serves on the board of directors of Cytori Therapeutics, Inc. Mr. Rickey graduated Summa Cum Laude from Marietta College with a B.S. in Mathematics. He also has a B.S. in Metallurgy and Materials Science from Columbia University, and an M.S. in Material Science and Engineering from Stanford University.

Preston Romm has served as a member of our Board of Directors since March 2004. Mr. Romm has served as Vice President of Finance and Chief Financial Officer of Iomega Corporation since March 2006. Prior to that, he served as Vice President of Finance and Chief Financial Officer of Dot Hill Systems beginning in November 1999. From January 1997 to November 1999, Mr. Romm served as Vice President of Finance, Chief Financial Officer and Secretary of Verteq, Inc., a semiconductor equipment manufacturer. From November 1994 to January 1997, Mr. Romm served as Vice President of Finance and Chief Financial Officer of STM Wireless, Inc. From July 1990 to November 1994, Mr. Romm served as Vice President and Controller of MTI Technology Corporation. Mr. Romm holds a B.S. from the University of Maryland and an M.B.A. from American University.

Director Independence

Our Board of Directors has determined that all of the members of the Board of Directors, other than Chun Ki Hong and Nam Ki Hong, are independent under the Nasdaq Marketplace Rules and listing standards. Chun Ki Hong is not independent because he is an executive officer of our company and Nam Ki Hong is not independent because he is the brother of Chun Ki Hong. Chun Ki Hong is a member of the Nominating and Corporate Governance Committee of our Board of Directors and Nam Ki Hong is a member of the Audit Committee of our Board of Directors. Each other member of those two committees, and each member of the Compensation Committee of our Board of Directors, meets the independence requirements applicable to those committees. The Nasdaq Marketplace Rules and listing standards require that all of the members of these committees be independent, but they permit new publicly traded companies to phase in compliance with this requirement. Companies must have a majority of committee members be independent within 90 days of listing on The Nasdaq Global Market and all committee members independent within one year of listing. The Sarbanes-Oxley Act of 2002 imposes additional independence standards for Audit Committee members. However, the Securities and Exchange Commission permits new publicly traded companies to phase in compliance with this requirement in the same manner as the Nasdaq Marketplace Rules and listing standards. A majority of Audit Committee members must be independent within 90 days of listing as a public company and all Audit Committee members independent within one year of listing. We are relying on these phase-in provisions. A majority of the members of each of our Audit Committee and Nominating and Corporate Governance Committee currently are independent and our Board of Directors will change the membership of each of these committees by November 2007 (one year from our initial public offering) to have all members be independent under the applicable standards. Our Board of Directors decided to keep Chun Ki Hong and Nam Ki Hong on these committees because of their prior experience on our Board of Directors and its committees and to provide for a transition that does not disrupt the functioning of these committees. Our Board of Directors was also concerned that removing these individuals from these committees would create additional burdens on the other members of our Board of Directors, considering the small size of our Board of Directors. Our Board of Directors determined that keeping Nam Ki Hong on the Audit Committee would not materially adversely affect the ability of the Audit Committee to act independently and perform the functions required by the rules of the Securities and Exchange Commission.

Information Regarding our Board of Directors and its Committees

Our Board of Directors met seven times during 2006. Each of our directors other than Nam Ki Hong and Thomas F. Lagatta attended at least 75% of the total number of meetings of the Board of Directors and of the committees of the Board of Directors on which he served during 2006. Our Board of Directors has adopted a set of corporate governance guidelines established to assist the Board of Directors and its committees in performing their duties and serving the best interests of the company and our stockholders. Our corporate governance guidelines are available on our website, located at http://www.netlist.com. Our Board of Directors has established the following committees: the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee.

Audit Committee

Our Audit Committee consisted of Preston Romm, Nam Ki Hong and Alan Portnoy until July 31, 2006, at which time David M. Rickey replaced Mr. Hong on this committee. On October 31, 2006, Nam Ki Hong replaced Mr. Portnoy and for the remainder of 2006 our Audit Committee consisted of Messrs. Romm, Hong and Rickey. Mr. Romm was the chairman of the Audit Committee at all times during 2006. Our Board of Directors has determined that each current member of this committee qualifies as an “audit committee financial expert” within the meaning of the rules of the Securities and Exchange Commission and that each current member of our Audit Committee other than Mr. Hong is “independent” under the Nasdaq Marketplace Rules and listing standards. Our Board of Directors has adopted a written charter for our Audit Committee. The charter is set forth on our website, located at http://www.netlist.com, and is included with this proxy statement as Appendix A. Our Audit Committee (a) monitors the integrity of our financial statements, our financial reporting process, systems of accounting internal controls and disclosure controls and procedures, and our financial reporting legal and regulatory compliance, (b) appoints our independent registered public accounting firm, which is ultimately accountable to our Audit Committee and our Board of Directors, (c) monitors the independence and performance of our independent registered public accounting firm, and (d) provides an avenue of communication among the independent registered public accounting firm, management, and our Board of Directors. The Audit Committee must also pre-approve all audit and, subject to a “de minimus” exception, all other services performed by the independent registered public accounting firm. Our Audit Committee met four times during 2006 and met with our independent registered public accounting firm without management present on two occasions in 2006.

Compensation Committee

Our Compensation Committee consisted of David M. Rickey, Nam Ki Hong and Preston Romm until July 31, 2006, at which time Thomas F. Lagatta and Alan H. Portnoy replaced Messrs. Hong and Romm on this committee. For the remainder of 2006 our Compensation Committee consisted of Messrs. Rickey, Portnoy and Lagatta. Mr. Rickey was the chairman of our Compensation Committee at all times during 2006. Each of the members of our Compensation Committee is independent in accordance with the Nasdaq Marketplace Rules and listing standards. Each of the members of this committee is also currently a “non-employee director” as that term is defined under Rule 16b-3 of the Securities and Exchange Act of 1934 and an “outside director” as that term is defined in Internal Revenue Service Regulations. Our Compensation Committee reviews the performance of our chief executive officer and other executives and makes decisions and specific recommendations regarding their compensation to the Board of Directors with the goal of ensuring that our compensation system for our executives, as well as our philosophy for compensation for all employees, is aligned with the long term interests of our stockholders. The Compensation Committee also establishes policies relating to the compensation of our executive officers and other key employees that further this goal. The Compensation Committee met three times during 2006. The charter of the Compensation Committee is set forth on our website, located at http://www.netlist.com.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee consisted of Chun Ki Hong, Alan H. Portnoy and David M. Rickey until July 31, 2006, at which time Thomas F. Lagatta and Preston Romm replaced Mr. Hong and Mr. Portnoy on this committee. On October 31, 2006, Chun Ki Hong and Alan H. Portnoy replaced Messrs. Lagatta and Rickey and for the remainder of 2006 our Nominating and Corporate Governance Committee consisted of Messrs. Hong, Portnoy and Romm. Mr. Hong was the chairman of this committee until July 31, 2006 and Mr. Romm was the chairman thereafter until October 31, 2006. Mr. Portnoy has been the chairman of this committee since October 31, 2006. The charter of the

Nominating and Corporate Governance Committee and our corporate governance guidelines are set forth on our website, located at http://www.netlist.com.

Our Nominating and Corporate Governance Committee reviews and makes recommendations to the Board of Directors about our governance processes, assists in identifying and recruiting candidates for the Board of Directors, reviews the performance of the individual members of our Board of Directors, proposes a slate of nominees for election at the annual meeting of stockholders and makes recommendations to our Board of Directors regarding the membership and chairs of the committees of our Board of Directors. Our Nominating and Corporate Governance Committee does not have a specific set of minimum criteria for membership on the Board of Directors. In making its recommendations, however, it considers the mix of characteristics, experience, diverse perspectives and skills that is most beneficial to our company. This committee also considers continuing director tenure and takes steps as may be appropriate to ensure that our Board of Directors maintains an openness to new ideas. Our Nominating and Corporate Governance Committee will consider nominees for directors recommended by stockholders upon submission in writing to our Secretary of the names and qualifications of such nominees at the following address: Netlist, Inc., 475 Goddard, Irvine, California 92618. The committee does not intend to alter the manner in which it evaluates candidates based on whether the candidate was recommended by a stockholder or not. Our Nominating and Corporate Governance Committee met one time during 2006. In March 2007, the committee recommended the candidates standing for election at our 2007 annual meeting of stockholders.

Compensation of Directors

Our non-employee directors receive annual base compensation of $30,000, paid in four quarterly installments, and compensation of $1,000 for each regularly scheduled board meeting, or committee meeting not held on the same day as a board meeting, that is attended. The chairperson of our audit committee receives an additional $5,000 per year. All of our directors, including our non-employee directors, are reimbursed for their reasonable out-of-pocket expenses incurred in attending board and board committee meetings. Our non-employee directors are also granted an option to purchase 25,000 shares of our common stock upon appointment or initial election to the Board of Directors, and will receive a grant of an option to purchase 10,000 shares of our common stock on August 1st of each year in which they continue to be a board member. These existing option grants are, and future option grants will be, subject to vesting over four years, contingent upon continued service as a director on the vesting date, and have an exercise price equal to the fair market value of the shares of common stock underlying the option on the date of grant. The per share exercise price of these options granted after the completion of our initial public offering is the fair market value of a share of our common stock on the date of grant as determined in accordance with the terms of our 2006 Equity Incentive Plan. Our employee directors do not receive cash compensation or option grants for their services as directors.

Director Compensation

Name (1)	Fees Earned or Paid in Cash		Option Awards		Total
Nam Ki Hong	$38,000	(2)	$7,064	(6)	$45,064
Thomas F. Lagatta	$30,500		$5,843	(6)	$36,343
Alan H. Portnoy	$33,500	(3)	$7,064	(6)	$40,564
David M. Rickey	$30,500	(4)	$3,095	(6)	$33,595
Preston Romm	$37,500	(5)	$7,064	(6)	$44,564

(1)          Mr. Hong, our President, Chief Executive Officer and Chairman of the Board, did not receive any additional compensation for his services as a director, and therefore is not reflected in the above table.

(2)          The amount presented includes $12,500 earned in 2006 that was paid in 2007, and does not include $51,000 earned in 2005 and prior that was paid in 2006.

(3)          The amount presented includes $13,500 earned in 2006 that was paid in 2007, and does not include $15,000 earned in 2005 that was paid in 2006.

(4)          The amount presented includes $12,500 earned in 2006 that was paid in 2007, and does not include $15,000 earned in 2005 that was paid in 2006.

(5)          The amount presented includes $16,000 earned in 2006 that was paid in 2007, and does not include $20,000 earned in 2005 that was paid in 2006.

(6)          Represents the dollar amount recognized for financial statement reporting purposes with respect to our fiscal year 2006 in accordance with Statement of Financial Accounting Standards No. 123(R), Share-Based Payment (FAS 123R), except that estimates of forfeitures related to service-based vesting conditions have been disregarded. For a discussion of the assumptions used to calculate the value of option awards, see footnote 2 “Stock Based Compensation” to the financial statements in our annual report on Form 10-K for the fiscal year ended December 30, 2006. The grant date fair value of each equity award, computed in accordance with FAS 123R, was $3.25 per share for 10,000 shares granted in August 2006 to Mssrs. Hong, Portnoy, Rickey and Romm, and, for Mr. Lagatta, $0.55 per share for 25,000 shares granted in February 2006 and $3.25 per share for 10,000 shares granted in August 2006.

Communications with the Board of Directors

Any stockholder who desires to contact our Board of Directors or any member of our Board of Directors may do so by writing to: Board of Directors, c/o Secretary, Netlist, Inc., 475 Goddard, Suite 100, Irvine, California 92618. Copies of any such written communications received by the Secretary will be provided to our full Board of Directors or the appropriate member depending on the facts and circumstances described in the communication unless they are considered, in the reasonable judgment of the Secretary, to be improper for submission to the intended recipient(s).

Attendance at Annual Meeting of Stockholders

We do not have a policy requiring that directors attend our annual meeting of stockholders. At the last annual meeting of stockholders, only our chairman, Chun Ki Hong, attended the meeting.

INFORMATION CONCERNING INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Independent Registered Public Accounting Firm

Our Audit Committee has appointed KMJ Corbin & Company LLP as our independent registered public accounting firm for the fiscal year ending December 29, 2007. Representatives of KMJ Corbin & Company LLP are expected to attend the annual meeting and will be available to respond to appropriate questions and to make a statement if they so desire. If KMJ Corbin & Company LLP should decline to act or otherwise become incapable of acting, or if KMJ Corbin & Company LLP’s engagement is discontinued for any reason, the Audit Committee will appoint another independent registered public accounting firm to serve as our independent registered public accounting firm for our 2007 fiscal year. Although we are not required to seek stockholder ratification of this appointment, our Board of Directors believes that it is a good corporate governance practice to follow. If the appointment is not ratified, the Audit Committee will explore the reasons for stockholder rejection and will reconsider the appointment.

Audit Fees, Audit-Related Fees, Tax Fees and All Other Fees

In connection with the audit of our consolidated financial statements for fiscal 2006, we entered into an agreement with KMJ Corbin & Company LLP which sets forth the terms by which KMJ Corbin & Company LLP will perform audit services for the company. The aggregate amount of audit fees billed to us for the years ended December 30, 2006 and December 31, 2005 by KMJ Corbin & Company LLP, the company’s independent registered public accounting firm, for the audit of our annual consolidated financial statements and the review of our quarterly consolidated financial statements was $290,330 and $72,060, respectively. These audit fees included the review of our registration statements on Form S-1 and Form S-8 and certain other related matters such as the delivery of comfort letters and consents in connection with our registration statements. KMJ Corbin & Company LLP did not bill any audit-related fees, tax fees or other fees to us in either of our prior two fiscal years.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

In December 2005, we dismissed Deloitte & Touche LLP as our independent registered public accounting firm and engaged Corbin & Company, LLP (now known as KMJ Corbin & Company LLP) as our independent registered public accounting firm. Our Board of Directors approved this change.

Prior to the dismissal, we did not consult with Corbin & Company, LLP regarding the application of accounting principles to a specific completed or contemplated transaction or any matter that was either the subject of a disagreement or a reportable event. We also did not consult with Corbin & Company, LLP regarding the type of audit opinion that might be rendered on our consolidated financial statements.

Deloitte & Touche LLP’s report on our consolidated financial statements as of January 1, 2005, and for each of the two years in the period ended January 1, 2005, did not contain an adverse opinion or disclaimer of opinion, nor was it modified as to uncertainty, audit scope, or accounting principles. There were no disagreements with Deloitte & Touche LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

Pre-approval Policies and Procedures

Our Audit Committee’s charter requires our Audit Committee to pre-approve all audit and permissible non-audit services to be performed for our company by our independent auditor, giving effect to the “de minimus” exception for ratification of certain non-audit services allowed by the applicable rules of the Securities and Exchange Commission, in order to assure that the provision of such services does not impair the auditor’s independence. Our Audit Committee pre-approved all services performed by

KMJ Corbin & Company LLP in 2006 and concluded that such services were compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is responsible for providing independent, objective oversight of the Company’s accounting functions and internal controls. Management is responsible for internal controls and the financial reporting process. The independent registered public accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). The Audit Committee’s responsibility is to monitor and oversee these processes.

The Audit Committee engaged the independent registered public accountants to conduct the independent audit. The Audit Committee reviewed and discussed with management the December 30, 2006 consolidated financial statements. The Audit Committee also discussed with the independent registered public accountants the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). In addition, the Audit Committee received the written disclosures and the letter from the independent registered public accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and discussed with the independent registered public accountants their firm’s independence.

Based upon the Audit Committee’s reviews and discussions with management and the independent registered public accountants referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 30, 2006 for filing with the Securities and Exchange Commission.

THE AUDIT COMMITTEE
Preston Romm (Chairman)
Nam Ki Hong
David M. Rickey

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the ownership of our common stock as of March 1, 2007 by (a) all persons known by us to own beneficially more than 5% of our common stock, (b) each of our directors and executive officers, and (c) all of our directors and executive officers as a group. We know of no agreements among our stockholders which relate to voting or investment power over our common stock or any arrangement the operation of which may at a subsequent date result in a change of control of us.

	Shares Beneficially Owned
Name of Beneficial Owner (1)	Number	Percent
Directors and Executive Officers:
Chun Ki Hong(2)	5,562,500	28.4%
Christopher Lopes(3)	906,250	4.6%
Jayesh Bhakta	906,250	4.6%
Lee Kim(4)	50,468	*
Daniel Skaggs(5)	—	—
Nam Ki Hong(4)	116,250	*
Thomas F. Lagatta(4)	7,500	*
Alan H. Portnoy(4)	16,250	*
David M. Rickey(4)	16,250	*
Preston Romm(4)	16,250	*
All executive officers and directors as a group (10 persons)	7,597,968	38.3%
5% Stockholders:
Jae Dong Lee(6)	1,306,250	6.7%
Jun S. Cho(7)	1,020,000	5.2%

*                    Represents beneficial ownership of less than 1%.

(1)          Unless otherwise indicated, the address of each director, executive officer and person beneficially owning more than 5% of the outstanding shares of our common stock is c/o Netlist Inc., 475 Goddard, Irvine, California 92618.

(2)          The number of shares beneficially owned by Mr. Hong includes 31,250 shares of common stock issuable upon the exercise of options that are or will be vested and immediately exercisable within 60 days of March 1, 2007 and 3,000,000 million shares of common stock held by Mr. Hong as trustee of the Hong-Cha Community Property Trust. Mr. Hong disclaims beneficial ownership of shares held for this trust.

(3)          All of the shares of common stock held by Mr. Lopes are held by him as the trustee of the 2006 Lopes Family Trust.

(4)          The number of shares beneficially owned by each of the indicated persons consists entirely of shares of common stock issuable upon the exercise of options that are or will be vested and immediately exercisable within 60 days of March 1, 2007.

(5)          Mr. Skagg’s employment was terminated in February 2006.

(6)          Mr. Jae Dong Lee’s address is 8-108, Hannam Heights Apt., Oksu-Dong Seongdong-gu, Seoul, Korea.

(7)          The number of shares beneficially owned by Mr. Cho includes 500,000 shares of common stock held by him as trustee of the Chun Ki Hong 2004 Trust and 500,000 shares of common stock held by him as trustee of the Won Kyung Cha 2004 Trust. Mr. Cho disclaims beneficial ownership of shares held for these trusts.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires “insiders,” including our executive officers, directors and beneficial owners of more than 10% of our common stock, to file reports of ownership and changes in ownership of our common stock with the Securities and Exchange Commission and to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms received by us, or written representations from reporting persons, we believe that our insiders complied with all applicable Section 16(a) filing requirements during 2005, except that Forms 4 for Chun Ki Hong and Messrs. Bhakta, Lopes and Lee were not timely filed after the sale of a portion of their shares in connection with the exercise of the overallotment option granted to the underwriters of our initial public offering due to an administrative error.

Information Concerning Our Executive Officers

Name	Age	Position
Chun Ki Hong	46	President, Chief Executive Officer and Chairman of the Board
Jayesh Bhakta	49	Chief Technology Officer
Lee Kim	48	Vice President, Chief Financial Officer and Secretary
Christopher Lopes	46	Vice President of Sales

Our executive officers are elected by, and serve at the discretion of, our Board of Directors. Set forth below is a brief description of the business experience of all executive officers other than Chun Ki Hong, who is also a director and whose business experience is set forth above in the section of this proxy statement entitled “Information Concerning Members of Our Board of Directors.”

Jayesh Bhakta has been our Chief Technology Officer since December 2006. From January 2001 until December 2006 he served as our Vice President of Engineering. From November 2000 to January 2001, Mr. Bhakta was a staff engineer with aerospace manufacturer Hydro-Aire, Inc., a Crane Co. subsidiary. From November 1993 to October 2000, Mr. Bhakta was Chief Engineer at Viking Components. Prior to Viking Components, Mr. Bhakta was a senior design engineer and Engineering Manager with SMT Products Corp. Mr. Bhakta has represented us at the Joint Electron Device Engineering Council, or JEDEC, since he joined us, and has represented us on the board of directors of JEDEC for the last year. Mr. Bhakta holds a B.S. in electrical engineering from the University of California at Los Angeles.

Lee Kim has been our Vice President, Chief Financial Officer and Secretary since January 2006. Since October 2003, Mr. Kim has been a partner in Tatum, LLC, a national professional services firm providing senior financial executive-level services. While Mr. Kim maintains an affiliation with Tatum, he is our full-time employee and devotes all of his working time to us. From February 1999 to May 2003, Mr. Kim was Senior Vice President and Chief Financial Officer of Epicor Software Corporation, a publicly-traded developer of enterprise resource planning software for mid-market companies. From October 1997 to February 1999, he served as Vice President, Corporate Controller and Chief Accounting Officer of FileNet Corporation, a publicly-traded developer of enterprise content management software. From April 1993 to October 1997, Mr. Kim served as Director of Finance of Wonderware Corporation, a publicly-traded developer of supervisory control and data acquisition software. Mr. Kim began his career with Deloitte Haskins & Sells (now known as Deloitte & Touche LLP), serving in the audit practice from July 1981 to December 1987. Mr. Kim received his B.S. in Economics, majoring in accounting, from the Wharton School of the University of Pennsylvania in May 1981.

Christopher Lopes has been our Vice President of Sales since our inception. From November 1997 to August 2000, Mr. Lopes was an account executive, and then the Director of OEM Sales, North America, at Viking Components. From June 1996 to November 1997, Mr. Lopes was an account executive with Platinum Associates, a manufacturer’s representative sales company. From August 1990 to June 1996,

Mr. Lopes was an account executive with Philips Semiconductors. Mr. Lopes began his career as a design engineer with Lockheed Martin Corporation. Mr. Lopes received his B.S. in electrical engineering from California State University, Sacramento and his M.B.A. from Santa Clara University.

Except for Chun Ki Hong, who is the brother of Nam Ki Hong, one of our directors, none of the executive officers has any family relationship with any other executive officer or with any of our directors.

EXECUTIVE COMPENSATION

The following table sets forth the compensation for the fiscal year ended December 30, 2006 of our chief executive officer and our three other executive officers, each a “named executive officer,” as of December 30, 2006.

Summary Compensation Table for Fiscal 2006

The following table presents information regarding the compensation received for the year ended December 30, 2006, by our chief executive officer and each of our other named executive officers. The compensation table excludes compensation in the form of perquisites and other personal benefits to a named executive officer where the total amount of that compensation was less than $10,000.

Name and principal position	Salary	Option awards(1)	Non-equity incentive plan compensation		All other compensation		Total
Chun K. Hong	$295,000	$162,534	$200,000	(2)	$17,498	(2)	$675,032
President, Chief Executive Officer and Chairman of the Board (principal executive officer)
Jayesh Bhakta	186,923	41,264	178,300	(3)(4)			406,487
Chief Technology Officer
Lee Kim	184,797	43,542	106,250	(3)(5)			334,589
Vice President, Chief Financial Officer and Secretary (principal financial officer)
Christopher Lopes	203,704	41,264	209,640	(3)(6)			454,608
Vice President of Sales
Daniel Skaggs(7)	159,145	—	—		—		159,145
former Vice President of Finance (former principal financial officer)

(1)          Represents the dollar amount recognized for financial statement reporting purposes with respect to our fiscal year 2006 in accordance with FAS 123R, except that estimates of forfeitures related to service-based vesting conditions have been disregarded. For a discussion of the assumptions used to calculate the value of option awards, see footnote 2 “Stock Based Compensation” to the financial statements in our annual report on Form 10-K for the fiscal year ended December 30, 2006.

(2)          Non-equity incentive plan compensation for Mr. Hong represents amounts paid out in connection with achieving one-time performance incentives in connection with our initial public offering detailed in Mr. Hong’s employment agreement. For further discussion, see “—Employment Agreements” below. Amounts presented under all other compensation consists of perquisites in the form of automobile rental payments, county club membership dues and health club membership dues.

(3)          Non-equity incentive plan compensation represents amounts paid out in connection with individual performance incentives and company-based financial performance incentives. For further discussion, see “Compensation Disclosure and Analysis—Performance-Based Cash Incentive Compensation” below.

(4)          $127,000 of the non-equity incentive plan compensation presented was earned in 2006 and paid in January 2007. $100,000 of the non-equity compensation incentive plan compensation presented was awarded in connection with the completion of our initial public offering under a Performance Incentive Agreement with Mr. Bhakta, and is subject to forfeiture if he terminates his employment with us prior to May 2009.

(5)          $68,750 of the non-equity incentive plan compensation presented was earned in 2006 and paid in January 2007.

(6)          $137,390 of the non-equity incentive plan compensation presented was earned in 2006 and paid in January 2007. $100,000 of the non-equity compensation incentive plan compensation presented was awarded in connection with the completion of our initial public offering under a Performance Incentive Agreement with Mr. Lopes, and is subject to forfeiture if he terminates his employment with us prior to May 2009.

(7)          Mr. Skaggs’ employment was terminated in February 2006. Salary compensation shown was paid to Mr. Skaggs during 2006 pursuant to a severance agreement executed upon Mr. Skaggs’ termination.

Grants of Plan-Based Awards

		Estimated possible payouts under non-equity incentive plan awards				All other option awards: number of underlying		Exercise or base price of option	Grant date fair value of stock and
		Threshold	Target		Maximum	securities(1)		awards	option awards
Name	Grant date	($)	($)		($)	(#)		($/Sh)	($)
Chun Ki Hong	08/07/2006	—	$200,000	(2)	—	500,000	(2)	$7.00	$1,625,000
Jayesh Bhakta	08/14/2006	—	217,040	(3)	—	100,000	(3)	7.00	325,000
Lee Kim	01/13/2006	$75,000	100,000	(4)	$125,000	127,500	(4)	2.55	66,300
	08/07/2006	—	—		—	85,000	(4)	7.00	276,250
Christopher Lopes	08/14/2006	126,500	230,000	(3)	265,000	100,000	(3)	7.00	325,000
Daniel Skaggs	—	—	—		—	—		—	—

(1)             Represents options for the purchase of shares of our common stock granted under our Amended and Restated 2000 Equity Incentive Plan.

(2)             Represents bonus opportunity to be paid out in connection with achieving one-time performance incentives in connection with our initial public offering detailed in Mr. Hong’s employment agreement. For further discussion, see “—Employment Agreements” below.

(3)             Represents bonus opportunities related to individual performance incentives and company-based financial performance incentives under the non-equity incentive plans described under “Compensation Disclosure and Analysis—Performance-Based Cash Incentive Compensation” below, and a bonus opportunity to be paid out in connection with achieving one-time performance incentives in connection with our initial public offering detailed in Mr. Bhakta’s and Mr. Lopes’ respective performance incentive agreements described under “—Performance Incentive Agreements” below.

(4)             Amounts presented as estimated possible payouts under non-equity incentive plan awards represent bonus opportunities related to individual performance incentives and company-based financial performance incentives under the non-equity incentive plans described under “Compensation Disclosure and Analysis—Performance-Based Cash Incentive Compensation” below. Mr. Kim’s January 2006 option award was granted in connection with the entering into his employment agreement, and is further described under “—Employment Agreements” below. Mr. Kim’s August 2006 option award vests quarterly over four years from the date of grant.

Employment Agreements

We entered into an employment agreement with Chun Ki Hong, our President, Chief Executive Officer and Chairman of the Board, in September 2006. This agreement provides for an initial base salary of $323,000 plus other customary benefits, including the reimbursement of professional fees and expenses incurred in connection with income and estate tax planning and preparation, income tax audits and the defense of income tax claims, the reimbursement of membership fees and expenses for professional organizations and one country club, the reimbursement of employment-related legal fees, the use of a company automobile, and the reimbursement of health club dues and other similar health-related expenses. Mr. Hong also received a $200,000 cash success bonus upon the completion of our initial public offering in November 2006 and may earn annual performance bonuses, at the discretion of our Board of Directors, of up to 75% of his base salary based upon the achievement of performance objectives, beginning in fiscal 2007. The initial term of this agreement of five years will automatically be extended for additional one-year periods unless we or Mr. Hong provide notice of termination six months prior to the renewal date, but at all times Mr. Hong may terminate his employment upon six months’ advance written notice to us. If we terminate Mr. Hong’s employment without cause or if he terminates his employment for good reason, which includes a change of control of our company, Mr. Hong will be entitled to receive continued payments of his base salary for one year, reimbursement of medical insurance premiums during that period unless he becomes employed, a pro-rated portion of his annual performance bonus, and, if any severance payment is deemed to be an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code, an amount equal to any excise tax imposed under Section 4999 of the Internal Revenue Code. In addition, his option to purchase 500,000 shares of our common stock at an exercise price of $7.00 per share, granted in August 2006, shall immediately vest in full. If Mr. Hong’s employment is terminated due to death or disability, he or his estate will receive a lump sum payment equal to half his annual base salary and the above option shall partially vest. If Mr. Hong resigns without good reason or is terminated for cause, we will have no further obligation to him other than to pay his base salary through the date of termination.

We entered into an employment agreement with Lee Kim, our Vice President, Chief Financial Officer and Secretary, at the time of his hiring in January 2006. Mr. Kim’s employment agreement provides for an initial base salary of $200,000. We agreed to reimburse Mr. Kim for the costs of his health and welfare plan premiums in an amount up to $750 per month. Our employment relationship with Mr. Kim is at-will, and either we or Mr. Kim may terminate the employment relationship on 30 days’ written notice. If Mr. Kim is terminated by us for any reason other than cause within his first year of employment, he will be entitled to a severance payment equal to one months’ salary; if he is terminated by us for any reason other than cause after his first year of employment, he will be entitled to a severance payment equal to four months’ salary; if he is terminated by us for any reason other than cause after his second year of employment, he will be entitled to a severance payment equal to six months’ salary; and for each six months of employment after his second year of employment, if he is terminated by us for any reason other than cause he will be entitled to an additional one month’s salary, capped at twelve months total. If Mr. Kim is terminated by us without cause, or without 30 days’ prior notice, or if Mr. Kim resigns for cause, Mr. Kim will be entitled to the applicable severance compensation described above, plus one additional month’s salary, and all of Mr. Kim’s cash bonuses and stock options will immediately vest and become payable and exercisable, as applicable. If Mr. Kim is terminated by us without cause, or if Mr. Kim resigns for cause, as a result of, or within six months following, a change in control of our company, he will be entitled to a payment in the amount of 12 months’ salary. Pursuant to this agreement, we granted Mr. Kim an option to purchase 127,500 shares of our common stock at an exercise price of $2.55 per share. That option will vest with respect to 25% of those shares on the first anniversary of Mr. Kim’s date of hire and will vest evenly on a monthly basis with respect to the rest of those shares so that it will be entirely vested on the fourth anniversary of his date of hire.

In connection with the hiring of Mr. Kim, we entered into an agreement with Tatum, LLC in January 2006 to compensate Tatum for placing Mr. Kim with us. That agreement also provides Mr. Kim with access to Tatum’s services for use in his employment with us. We are required to pay to Tatum, as partial compensation for the services provided, a monthly fee equal to 1.67% of Mr. Kim’s monthly compensation during the first and second year of his employment; 1.00% of Mr. Kim’s monthly compensation during the third year; and $1,000 per month thereafter. In addition, we are required to pay directly to Tatum 15% of any cash or equity bonus that otherwise would be granted to Mr. Kim. If Mr. Kim is terminated and we are required to pay him severance as described in his employment agreement, we are required to pay directly to Tatum 1.67% of the amount of that severance payment if it is made to Mr. Kim in the first two years; 1.00% of the amount of that severance payment if it is made to Mr. Kim in the third year; and $1,000 per month of that severance payment if it is made to Mr. Kim thereafter. If Mr. Kim is terminated and we re-hire him within 12 months of his termination for substantially the same job duties (including as an independent contractor), we would be required to pay Tatum a placement fee equal to 45% of Mr. Kim’s then yearly compensation. The agreement with Tatum will terminate immediately upon the termination of Mr. Kim’s employment with us or his affiliation with Tatum.

Performance Incentive Agreements

In August 2006, Messrs. Bhakta and Lopes entered into Performance Incentive Agreements with us that included lock-up agreements as part of an overall compensation package. These agreements provide that they will not sell any of their shares of common stock during the two-year period following the termination of the lock-up agreements that they entered into with the underwriters in connection with our initial public offering, other than the sale of up to 25,000 shares each quarter pursuant to a written trading plan that complies with SEC Rule 10b5-1 and is approved by us. In return, we agreed that each of them would receive a $100,000 bonus upon completion of that initial public offering (which must be repaid to us in connection with a resignation prior to the end of the two year lock up period), and that each of them would be able to sell, as part of the over-allotment option granted to the underwriters in connection with that initial public offering, shares of our common stock that would equal 10% of the total number of shares purchased by the underwriters upon the exercise of that over-allotment option. Upon signing these agreements, each of these employees also received an option to purchase 100,000 shares of our common stock at an exercise price of $7.00 per share as part of this compensation package. These options will vest and become exercisable in a single installment upon the expiration of the two-year period described in their respective lock-up agreements. The over-allotment option was exercised in full by the underwriters.

Outstanding Equity Awards At Fiscal Year End

	Option Awards
Name	Number of securities underlying unexercised options— (#) exercisable		Number of securities underlying unexercised options— (#) unexercisable		Option exercise price ($)	Option expiration date
Chun Ki Hong	31,250	(1)	468,750	(1)	$7.00	8/7/2016
(principal executive officer)
Jayesh Bhakta	—		100,000	(2)	$7.00	8/14/2016
Lee Kim	—		127,500	(3)	$2.55	1/13/2016
(principal financial officer)	5,312	(4)	79,688	(4)	$7.00	8/7/2016
Christopher Lopes	—		100,000	(2)	$7.00	8/14/2016
Daniel Skaggs	—		—		—	—
(former principal financial officer)

(1)          Represents options granted under our Amended and Restated 2000 Equity Incentive Plan in connection with achieving one-time performance incentives in connection with our initial public offering, as detailed in Mr. Hong’s employment agreement. These options vest quarterly over four years from the date of grant. For further discussion, see “Executive Compensation—Employment Agreements” above.

(2)          Represents options granted under our Amended and Restated 2000 Equity Incentive Plan in connection with achieving one-time performance incentives in connection with our initial public offering, as detailed in Mr. Bhakta’s and Mr. Lopes’ respective performance incentive agreements. These options vest in May 2009, provided that they have not terminated their employment with us prior to that time. For further discussion, see “Executive Compensation—Performance Incentive Agreements” above.

(3)          Represents options granted under our Amended and Restated 2000 Equity Incentive Plan in connection with the entering into of Mr. Kim’s employment agreement. These options vest with respect to 25% of the indicated shares on the first anniversary of Mr. Kim’s date of hire and will vest evenly on a monthly basis with respect to the rest of the indicated shares so that it will be entirely vested on the fourth anniversary of his date of hire. For further discussion, see “Executive Compensation—Employment Agreements” above.

(4)          Represents options granted under our Amended and Restated 2000 Equity Incentive Plan in August 2007. These options vest quarterly over four years from the date of grant.

Option Exercises in Fiscal 2006

None of the named executive officers exercised any stock options in fiscal 2006 or held any stock of our company that vested in fiscal 2006.

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Compensation Program

The Compensation Committee, which is referred to in this discussion as the “Committee,” of our Board of Directors has responsibility for establishing, implementing and continually monitoring adherence with our compensation philosophy. The Committee ensures that the total compensation paid to our named executive officers is fair, reasonable and competitive.

Compensation Philosophy and Objectives

The Committee believes that the most effective executive compensation program is one that is designed to reward the achievement of specific annual, long-term and strategic goals of our company. That program should align executives’ interests with those of the stockholders by rewarding performance above established goals, with the ultimate objective of improving stockholder value. The Committee evaluates both performance and compensation to ensure that we maintain our ability to attract and retain superior employees in key positions. It also performs this evaluation to ensure that compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives of our peer companies. To that end, the Committee believes that the executive compensation packages that we provide to our officers, including our named executive officers, should include both cash and stock-based compensation that reward performance as measured against established goals.

Role of Executive Officers in Compensation Decisions

The Committee makes all compensation decisions for our Chief Executive Officer and approves or revises recommendations of our Chief Executive Officer regarding all of the non-equity compensation of our other named executive officers. Decisions regarding the non-equity compensation of all other officers are made by our Chief Executive Officer. In addition, our Chief Executive Officer has been delegated the authority, as permitted by our 2006 Equity Incentive Plan, to grant options to purchase up to 25,000 shares of our common stock to newly hired employees. All other option grants under our 2006 Equity Incentive Plan are made by our Board of Directors.

Our Chief Executive Officer annually reviews the performance of each other elected officer. The conclusions reached and recommendations based on this review, including with respect to salary adjustments and annual award amounts, are presented to the Committee. The Committee can exercise its discretion in modifying any recommended adjustments or awards to executives.

Setting Executive Compensation

Based on the foregoing objectives, the Committee has structured our annual and long-term incentive-based cash and non-cash executive compensation to motivate executives to achieve the business goals set by us and to reward the executives for achieving such goals. To this end, the Committee has reviewed relevant market data for similar executives at other public companies of comparable size and in the same industry as the Company for the Committee to consider when making compensation decisions for our Chief Executive Officer and on the recommendations being made by our Chief Executive Officer for executives other than our Chief Executive Officer.

In making compensation decisions, the Committee compares each element of total compensation against the identified peer group of publicly traded companies, referred to in this discussion as the “Compensation Peer Group.” The Compensation Peer Group, which is periodically reviewed and updated by the Committee, consists of companies against which the Committee believes that we compete for talent and for stockholder investment. The companies comprising the Compensation Peer Group are:

Smart Modular Technologies, Inc.
SimpleTech, Inc.
Staktek Holdings, Inc.
Silicon Storage Technology, Inc.
Spansion, Inc.
Mindspeed Technologies, Inc.

For comparison purposes, our annual revenues are below the median revenues of the Compensation Peer Group.

We compete with many larger companies for top executive-level talent. Accordingly, the Committee generally sets compensation for our named executive officers above the mean compensation paid to similarly situated executives of the companies comprising the Compensation Peer Group. Variations to this objective may occur as dictated by the experience level of the individual and market factors. These objectives recognize the Committee’s expectation that, over the long term, we will continue to generate stockholder returns in excess of the average of our peer group.

A significant percentage of total compensation is allocated to incentives as a result of the philosophy mentioned above. There is no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation. Rather, the Committee reviews relevant information of the Compensation Peer Group to determine the appropriate level and mix of incentive compensation. Income from such incentive compensation is realized as a result of the performance of the Company or the individual, depending on the type of award, compared to established goals.

2006 Executive Compensation Components

For the fiscal year ended December 30, 2006, the principal components of compensation for named executive officers were:

•       base salary;

•       performance-based cash incentive compensation;

•       long-term equity compensation;

•       retirement and other benefits; and

•       perquisites and other personal benefits.

Base Salary

We provide named executive officers and other employees with a base salary to compensate them for services rendered during the fiscal year. Base salary ranges for named executive officers are determined for each executive based on his position and responsibility by using market data. Actual base salaries for individual employees in a given position are between 80% and 125% of the midpoint of the base salary range established for that position.

During its review of base salaries for executives, the Committee primarily considers:

•       market data as represented by the Compensation Peer Group;

•       internal review of the executive’s compensation, both individually and relative to other executive officers; and

•       individual performance of the executive.

Salary levels are typically considered annually as part of the Committee’s performance review process as well as upon a promotion or other change in job responsibility. Merit based increases to the salary of any named executive officer are based on the Committee’s assessment of the individual’s performance.

Performance-Based Cash Incentive Compensation

Our named executive officers, other than our Chief Executive Officer, each had an individual cash incentive compensation plan for fiscal 2006, pursuant to which they each had the opportunity to earn cash payments in amounts of up to either 50% or 65% (depending on the individual) of their base salaries upon the achievement of specified performance goals unique to each officer. These performance goals were comprised of either company-wide targets, individual performance goals, or a combination of both. Each executive’s goals are tied directly to company-wide goals or other performance objectives that contribute to the achievement of such company-wide goals. Achievements of performance goals were measured, and the corresponding cash bonus achieved was paid, biannually. Our Chief Executive Officer did not have an individual cash incentive compensation plan for fiscal 2006. For more information about our Chief Executive Officer’s compensation, see “Executive Compensation—Employment Agreements” above. We are currently working with a compensation consultant to determine the details of the cash incentive compensation plans for fiscal 2007 for our named executive officers, including our Chief Executive Officer.

Long-Term Equity Compensation

We grant options to purchase our common stock under our equity incentive plans to:

•       enhance the link between the creation of stockholder value and long-term executive incentive compensation;

•       provide an opportunity for increased equity ownership by executives; and

•       maintain competitive levels of total compensation.

Stock option award levels are determined based on market data, vary among participants based on their positions within the Company and are granted periodically at the discretion of the Board of Directors. Beginning in 2007, our Board of Directors intends to grant long-term equity awards to existing employees one time each year in conjunction with our annual performance evaluation of those employees.

Options are awarded at The Nasdaq Global Market’s closing price for our common stock on the date of the grant.

The majority of the options granted by our Board of Directors vest at a rate of 25% per year over the first four years of the 10-year option term. Vesting ceases upon termination of service, and exercise rights generally cease three months thereafter except in the case of death (subject to a one-year limitation) or disability. Prior to the exercise of an option, the holder has no rights as a stockholder with respect to the shares subject to such option, including voting rights and the right to receive dividends or dividend equivalents.

Retirement and Other Benefits

Our 401(k) Savings Plan is a tax-qualified retirement savings plan pursuant to which all of our employees, including the named executive officers, are able to contribute up to the limit prescribed by the Internal Revenue Service to the Savings Plan on a before-tax basis. We did not match any of the employees’ contributions during 2006. Beginning in 2007, we will match 50% of the first 6% of pay that is contributed to the Savings Plan at our discretion in any fiscal year. All employee contributions to the Savings Plan are fully-vested upon contribution. The Company’s matching contributions vest over four years.

Perquisites and Other Personal Benefits

We provide our named executive officers with perquisites and other personal benefits that the Committee believes are reasonable and consistent with its overall compensation program to better enable the Company to attract and retain superior employees for key positions. The Committee periodically reviews the levels of perquisites and other personal benefits provided to named executive officers.

Attributed costs of the personal benefits described above for the named executive officers for the fiscal year ended December 30, 2006 are included in column (i) of the “Summary Compensation Table” on page 11.

The employment agreements that we have entered into with two of our named executive officers provide for certain severance payments upon a change of control of our company. These provisions are designed to promote the stability and continuity of senior management and to enable these executives to consider corporate transactions that are in the best interests of our stockholders and other constituents without undue concern over whether the transactions may jeopardize their own employment or financial security. If Mr. Hong terminates his employment due to a change of control of our company, Mr. Hong will be entitled to receive continued payments of his base salary for one year, reimbursement of medical insurance premiums during that period unless he becomes employed, a pro-rated portion of his annual performance bonus, and, if any severance payment is deemed to be an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code, an amount equal to any excise tax imposed under Section 4999 of the Internal Revenue Code. In addition, his option to purchase 500,000 shares of our common stock at an exercise price of $7.00 per share, granted in August 2006, shall immediately vest in full. If Mr. Kim is terminated by us without cause, or if Mr. Kim resigns for cause, as a result of, or within six months following, a change in control of the Company, he will be entitled to a payment in the amount of 12 months’ salary.

Deductibility of Executive Compensation

As part of its role, the Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that we may not deduct compensation of more than $1,000,000 that is paid to certain individuals. We believe that compensation paid under the management incentive plans are generally fully deductible for federal income tax purposes. However, in certain situations, the Committee may approve compensation that will not meet these requirements in order to ensure competitive levels of total compensation for its executive officers.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement. Based on that review and discussion, this Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE
David M. Rickey (Chairman)
Thomas F. Lagatta
Alan H. Portnoy

The information contained above under the captions “Compensation Committee Report” and “Audit Committee Report” will not be considered “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor will that information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate it by reference into a filing.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The current members of our Compensation Committee are listed above. None of the members of our Compensation Committee have ever been an officer or employee of our company or any of our subsidiaries. None of our executive officers serves or has served as a member of the Board of Directors, Compensation Committee or other Board of Directors committee performing equivalent functions of any entity that has one or more executive officers serving as one of our directors or on our Compensation Committee.

TRANSACTIONS WITH RELATED PERSONS

Compensation to Related Parties

Our Vice President of Procurement, Paik Ki Hong, is the brother of Chun Ki Hong, our President, Chief Executive Officer and Chairman of the Board, and of Nam Ki Hong, one of our directors. During fiscal 2006, Mr. P. K. Hong earned salary and non-equity incentive plan compensation in the amounts of $297,117 and was granted options for the purchase of up to 100,000 shares of our common stock at an exercise price of $7.00 per share. $100,000 of the non- equity incentive plan compensation presented was awarded in connection with the completion of our initial public offering under a Performance Incentive Agreement, and is subject to forfeiture if he terminates his employment with us prior to May 2009. The dollar amount recognized for financial statement reporting purposes for these options with respect to our fiscal year 2006 in accordance with FAS 123R, disregarding estimates of forfeitures related to service-based vesting conditions, was $45,800. For a discussion of the assumptions used to calculate the value of option awards, see footnote 2 “Stock Based Compensation” to the financial statements in our annual report on Form 10-K for the fiscal year ended December 30, 2006. Mr. P. K. Hong’s salary and bonus for our 2007 fiscal year is expected to be approximately $210,000.

Guaranties by Executive Officers

Chun Ki Hong personally guaranteed the repayment of $1,750,000 in aggregate principal amount of formerly outstanding convertible promissory notes. These notes automatically converted into shares of our common stock in connection with our initial public offering. Chun Ki Hong, Christopher Lopes and Jayesh Bhakta each personally guaranteed the repayment of up to $1,000,000 of borrowings under our existing credit agreement with our bank. The guarantees of this bank debt terminated upon the completion of our initial public offering.

STOCKHOLDER PROPOSALS FOR 2008 ANNUAL MEETING

If you wish to present a proposal for action at our 2008 annual meeting of stockholders and wish to have it included in the proxy statement and form of proxy that management will prepare, you must notify us no later than January 2, 2008 in the form required under the rules and regulations promulgated by the SEC. Otherwise, your proposal will not be included in management’s proxy materials.

If you wish to present a proposal for action at our 2008 annual meeting of stockholders, even though it will not be included in management’s proxy materials, our bylaws require that we must receive that proposal at our principal executive offices not less than 120 calendar days in advance of the first anniversary of the date that our proxy statement was released to stockholders in connection with the previous year’s annual meeting of stockholders. Accordingly, you must notify us no later than January 2, 2008 if you wish to present a proposal for action at our 2008 annual meeting of stockholders, whether or not it is to be included in management’s proxy materials.

OTHER MATTERS

Our Board of Directors does not know of any other matters to be presented at the 2007 annual meeting of stockholders but, if other matters do properly come before the meeting, it is intended that the persons named as proxies in the proxy card will vote on them in accordance with their best judgment.

A copy of our 2006 annual report is being mailed to each stockholder of record together with this proxy statement. The 2006 annual report includes our audited financial statements for the fiscal year ended December 30, 2006. Our annual report on Form 10-K includes these financial statements, as well as other supplementary financial information and certain schedules. The annual report on Form 10-K is not part of our proxy soliciting material. Copies of the annual report on Form 10-K, without exhibits, can be obtained without charge by contacting us at 475 Goddard, Irvine, California 92618, (949) 435-0025, or through our website, located at http://www.netlist.com ..

By order of the Board of Directors,
Lee Kim
Vice President, Chief Financial Officer and Secretary

Irvine, California

May 18, 2007

APPENDIX A

NETLIST, INC.

AUDIT COMMITTEE CHARTER

Charter

This charter governs the operations of the Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of Netlist, Inc. (the “Company”). At least annually, the Committee shall review and reassess this charter and recommend any proposed changes to the Board for its approval. The Company shall make this charter available on its website at www.netlist.com.

Membership of Committee

The Committee shall be composed of at least three directors, at least two of whom are independent of management and the Company. Members of the Committee shall be considered independent if they have no relationship that may interfere with the exercise of their independence from management and the Company. All members of the Committee shall meet the independence requirements of The Nasdaq Global Market (“Nasdaq”) or any other exchange on which the Company’s securities are traded, as well as the rules and regulations of the Securities and Exchange Commission (the “Commission”) by the latest date required by the rules and regulations of such entities.

All Committee members shall be able to read and understand fundamental financial statements, and at least one member shall have accounting or related financial management expertise sufficient to satisfy the requirements of Nasdaq within the time period prescribed by Nasdaq.

The Committee shall be appointed by the Board, upon recommendation of the Nominating and Corporate Governance Committee of the Board, if one exists. The chairman of the Committee shall be designated by a majority vote of the full Committee. Committee members shall serve until their successors are duly appointed and qualified or until their earlier removal by the Board at any time.

Meetings

The Committee shall meet as often as it shall determine, but not less frequently than quarterly. The Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or any consultant to, the Committee.

Except as otherwise provided by the Certificate of Incorporation or By-Laws of the Company, the frequency, location and operation of meetings and similar procedural matters relating to the Committee shall, to the extent applicable, be the same as those that relate to meetings of, and procedural matters concerning, the Board.

Purposes of the Committee

The Committee shall assist the Board in overseeing the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence and the performance of the Company’s independent auditors. In doing so, it is the goal of the Committee to maintain free and open communication among the Committee, independent auditor and management of the Company. In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Company.

Responsibilities and Processes

The primary responsibility of the Committee is to select, and ensure the independence of, the independent auditor, oversee the Company’s financial reporting process on behalf of the Board and report the results of its activities to the Board. Management is responsible for preparing the Company’s financial statements, and the independent auditor is responsible for auditing those financial statements. The Committee, in carrying out its responsibilities, believes its policies and procedures should remain flexible, in order to best react to changing conditions and circumstances. The Committee should take the appropriate actions to set the overall corporate “tone” for quality financial reporting, sound business risk practices and ethical behavior.

The Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate. In addition, the Committee is authorized to engage, and the Company shall provide funding for, such independent counsel and other advisors as the Committee may deem necessary or advisable to retain to assist the Committee in carrying out its duties. The Company shall provide appropriate funding, as determined by the Committee, for payment of compensation to any such counsel or other advisors and to any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attestation services for the Company. The Company also shall provide appropriate funding, as determined by the Committee, for payment of ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

The following shall be the principal recurring processes of the Committee in carrying out its oversight responsibilities. The processes are set forth as a guide with the understanding that the Committee may supplement them as appropriate.

Relating to the Independent Auditor

•       The Committee shall have a clear understanding with management and the independent auditor that the independent auditor is ultimately accountable, and must report directly, to the Committee, as representatives of the Company’s stockholders. The Committee shall have the sole authority to appoint (subject, if applicable, to ratification by the stockholders of the Company), terminate and replace the independent auditor. The Committee may receive input from management on these matters but shall not delegate these responsibilities. The Committee shall be responsible for the oversight of the independent auditor, including the resolution of any disagreements between management and the independent auditor regarding financial reporting or other matters.

•       The Committee shall have the sole authority to approve the scope, fees and terms of all audit engagements, as well as all permissible non-audit engagements of the independent auditor. The Committee shall pre-approve all audit and permissible non-audit services to be performed for the Company by the independent auditor, giving effect to the “de minimus” exception for ratification of certain non-audit services set forth in Section 10A(a)(i)(1)(B) of the Securities Exchange Act of 1934 (the “Exchange Act”). On an annual basis, the Committee shall consider whether the provision of non-audit services by the independent auditor, on an overall basis, is compatible with maintaining the independent auditor’s independence from management.

•       The Committee shall discuss with the auditors their independence from management and the Company, and shall review all written disclosures required by the Independence Standards Board to be provided by the independent auditor. The Committee shall ensure the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit, to the extent required by law.

Relating to Audits and Financial Statements

•       The Committee shall discuss with the independent auditor the overall scope and plans for the annual audit. In addition, the Committee shall discuss with management and the independent auditor the adequacy and effectiveness of the accounting and financial controls, including the Company’s system to monitor and manage business risk, and legal and ethical compliance programs.

•       The Committee shall review with management and the independent auditor the audited financial statements (including management’s discussion and analysis contained therein) of the Company, including its judgment as to the quality, and not only the acceptability, of accounting principles, the reasonableness of significant judgments and the clarity of the disclosures in the financial statements. The Committee also shall discuss the results of the annual audit and any other matters required to be communicated to the Committee by the independent auditor under generally accepted accounting principles. The Committee shall recommend to the Board, based on the foregoing and on a review of other information made available to the Committee, whether the audited financial statements should be included in the Company’s Annual Report on Form 10-K. In addition, the Committee shall prepare annually a report to the stockholders of the Company, as required by the rules of the Commission.

•       The Committee shall similarly review the interim financial statements with management and the independent auditor prior to the filing of the each of the Company’s Quarterly Reports on Form 10-Q. The Committee also shall discuss the results of the quarterly review and any other matters required to be communicated to the Committee by the independent auditor under generally accepted accounting standards. The chairman of the Committee may represent the entire Committee for the purposes of this review.

•       The Committee shall discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit, including any difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information, and any significant disagreements with management. The Committee also shall obtain from the independent auditor assurance that Section 10A(b) of the Exchange Act (including auditor discovery that illegal acts may have occurred) has not been implicated.

•       The Committee shall review each report of the independent auditor, delivered to the Committee pursuant to Section 10A(k) under the Exchange Act, concerning: (a) all critical accounting policies and practices to be used, (b) all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments and the treatment preferred by the independent auditor and (c) other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

•       The Committee shall review the disclosures made by officers of the Company in the certification required to be filed (a) as part of the Company’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, regarding any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company’s internal controls and (b) pursuant to Section 302 of the Sarbanes-Oxley Act of 2002, regarding the compliance of periodic reports and their fair presentation of the Company’s financial statements and results of operations.

Relating to Other Compliance Matters

•       The Committee shall establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters and shall monitor ongoing compliance with those provisions.

•       The review and approval of the Committee shall be required prior to the Company entering into any transactions with a related party.

•       The Committee shall review such other reports, adopt such other policies and implement such other procedures as shall be necessary to comply with the rules and regulations that, from time to time, may be established by the Commission and by Nasdaq or any exchange on which the Company’s securities are traded.

NETLIST, INC.
COMMON STOCK	PROXY	BOARD OF DIRECTORS

This Proxy is solicited on behalf of the Board of Directors of NETLIST, INC.

The undersigned hereby appoints Chun Ki Hong or Lee Kim or either of them, the true and lawful attorneys and proxies of the undersigned, with full power of substitution to vote all shares of the Common Stock, $0.001 par value per share, of NETLIST, INC., which the undersigned is entitled to vote at the annual meeting of the stockholders of NETLIST, INC., to be held on Wednesday, May 30, 2007 at 10:00 a.m., Pacific time, at our principal executive offices at 475 Goddard, Irvine, California  92618, and any and all adjournments thereof, on the proposals set forth on the reverse side of this Proxy and any other matters properly brought before the meeting.

Unless a contrary direction is indicated, this Proxy will be voted FOR all nominees listed in Proposal 1. If specific instructions are indicated, this Proxy will be voted in accordance therewith.

All Proxies to vote at said meeting or any adjournment heretofore given by the undersigned are hereby revoked. Receipt of the Notice of Annual Meeting and Proxy Statement dated May 18, 2007 is hereby acknowledged.

To include any comments, please mark this box.	☐
NETLIST, INC. 475 Goddard, Suite 100 Irvine, CA 92618

DETACH PROXY CARD HERE

☐

Please mark, sign, date and return this Proxy in the accompanying prepaid envelope.	☒ Votes must be indicated (x) in Black or Blue ink.

The Board of Directors recommends a vote FOR all Nominees listed in
Proposal 1.

1	Election of Directors

FOR all nominees listed below	☐	WITHHOLD AUTHORITY to vote for all nominees listed below	☐	*EXCEPTIONS	☐

Nominees:	Chun Ki Hong, Nam Ki Hong, Thomas F. Lagatta, Alan H. Portnoy, David M. Rickey, Preston Romm	2.	Such other business as may properly come before the meeting or any adjournment thereof.

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below.)	To change your address, please mark this box and indicate any changes.	☐

*Exceptions

SCAN LINE

Please sign exactly as your name appears hereon. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please indicate full title.

Date	Share Owner sign here	Co-Owner sign here